Exhibit 23.7


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Tele Cable de Morelos, S.A. de C.V. and related companies

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated March 6, 1998 and March 31, 1997, on the combined financial statements Tele Cable de Morelos, S.A. de C.V. and related companies (all of which are subsidiaries of Megapo Cominicaciones de Mexico, S.A. de C.V.) for the years ended December 31, 1997 and 1996, respectively, and all related financial statement schedules, which reports appear in the February 28, 1998 Annual Report on Form 10-K of United International Holdings, Inc.


/S/  Galaz, Gomez Morfin, Chavero, Yamazaki, S.C.
-------------------------------------------------
Galaz, Gomez Morfin, Chavero, Yamazaki, S.C.

Acapulco, Mexico
January 27, 1999